Exhibit 23.12

CONSENT OF INDEPENDENT EVALUATOR

We hereby consent to (i) the inclusion of our opinion, dated November 3, 2017, to the Directors’ Committee of the Board of Directors of Enel Chile S.A. as an Annex to the Registration Statement on Form F-4 of Enel Chile S.A. (Registration No. 333-221156) and the related prospectus, which is part of the Registration Statement, as amended (the “Registration Statement”), (ii) the references to such opinion in the Registration Statement, (iii) the filing of any preliminary or prior reports, opinions, presentations or materials prepared by us for the Directors’ Committee of the Board of Directors of Enel Chile S.A. with the U.S. Securities and Exchange Commission (the “Commission”), and (iv) any references to such reports, opinions, presentations or materials in filings with the Commission. The opinion was prepared and provided to the Directors’ Committee of the Board of Directors of Enel Chile S.A. in accordance with Article 147 of the Chilean Corporations Act (Ley sobre Sociedades Anónimas). We also consent to the references in the Registration Statement to us as “independent evaluator” (evaluador independiente), as such term is used in accordance with, and pursuant to the requirements under, Chilean law. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Econsult RS Capital S.p.A.

By:	/s/ Gonzalo Sanhueza
Name:	Gonzalo Sanhueza
Title:	Founding Partner

January 9, 2018